OFFER TO PURCHASE AND PROXY STATEMENT

                                      LOGO

                          NEW ENGLAND ELECTRIC SYSTEM
                           OFFER TO PURCHASE FOR CASH
  ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING SERIES OF PREFERRED STOCK OF

                         MASSACHUSETTS ELECTRIC COMPANY

 75,000 SHARES, DIVIDEND SERIES PREFERRED STOCK, $100 PAR VALUE, 4.44% SERIES AT
         A PURCHASE PRICE OF $87.92 PER SHARE CUSIP NUMBER 575634 20 9
 75,000 SHARES, DIVIDEND SERIES PREFERRED STOCK, $100 PAR VALUE, 4.76% SERIES AT
         A PURCHASE PRICE OF $94.26 PER SHARE CUSIP NUMBER 575634 30 8
200,000 SHARES, DIVIDEND SERIES PREFERRED STOCK, $100 PAR VALUE, 6.99% SERIES AT
         A PURCHASE PRICE OF $120.73 PER SHARE CUSIP NUMBER 575634 70 4
600,000 SHARES, PREFERRED STOCK -- CUMULATIVE, $25 PAR VALUE, 6.84% SERIES AT A
          PURCHASE PRICE OF $27.00 PER SHARE CUSIP NUMBER 575634 80 3
                            ------------------------

                         MASSACHUSETTS ELECTRIC COMPANY
                                PROXY STATEMENT
              25 RESEARCH DRIVE, WESTBOROUGH, MASSACHUSETTS 01582

                        SPECIAL MEETING OF STOCKHOLDERS
                               DECEMBER 12, 1997
                            ------------------------

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON FRIDAY, DECEMBER 12, 1997, UNLESS THE OFFER IS EXTENDED.
                            ------------------------

    New England Electric System, a Massachusetts voluntary association (NEES), invites the holders of each series of Preferred Stock listed above (each a Series of Preferred or a Series, and each holder thereof a Preferred Shareholder) of Massachusetts Electric Company, a Massachusetts corporation and direct utility subsidiary of NEES (Mass. Electric or the Company), to tender any and all of their shares of any Series of Preferred (the Shares) for purchase at the purchase price per Share listed above, plus accrued dividends, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Proxy Statement (the Booklet) and in the accompanying Letter of Transmittal and Proxy (which together constitute the Offer). NEES will purchase all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See Terms of the Offer -- Certain Conditions of the Offer and Terms of the Offer -- Extension of Tender Period; Termination; Amendments.

    THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF ANY SERIES BEING TENDERED AND EACH IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, THE APPROVAL AND ADOPTION OF THE PROPOSED AMENDMENT, AS DESCRIBED BELOW, AT THE SPECIAL MEETING OF SHAREHOLDERS. SEE TERMS OF THE OFFER -- CERTAIN CONDITIONS OF THE OFFER.

    Concurrently with the Offer, the Board of Directors of Mass. Electric is soliciting proxies from the Preferred Shareholders for use at the Special Meeting of Shareholders of Mass. Electric to be held at Mass. Electric's principal office, 25 Research Drive, Westborough, Massachusetts, on December 12, 1997 at 4:30 p.m., Eastern Standard Time, or any adjournment or postponement of such meeting (the Special Meeting). The Special Meeting is being held to consider an amendment (the Proposed Amendment) to Mass. Electric's By-Laws and Articles of Organization (the Provisions), which would remove from the Provisions a limitation on Mass. Electric's ability to issue unsecured debt without the prior approval of the Preferred Shareholders. PREFERRED SHAREHOLDERS WHO WISH TO TENDER THEIR SHARES MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT. THE OFFER IS FURTHER CONDITIONED UPON THE APPROVAL AND ADOPTION OF THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED BY MASS. ELECTRIC'S PREFERRED SHAREHOLDERS, MASS. ELECTRIC WILL MAKE A SPECIAL CASH PAYMENT (AS DEFINED HEREIN) IN THE AMOUNT OF $1.00 PER SHARE TO EACH DIVIDEND SERIES PREFERRED SHAREHOLDER AND $0.25 PER SHARE TO EACH PREFERRED STOCK -- CUMULATIVE SHAREHOLDER WHO VOTED IN FAVOR OF THE PROPOSED AMENDMENT, BUT DID NOT TENDER SUCH SHARES PURSUANT TO THE OFFER. THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ABOVE BUT NOT THE SPECIAL CASH PAYMENT.
                            ------------------------

    MASS. ELECTRIC'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSED AMENDMENTS.
                            ------------------------

    This Booklet is first being mailed to Preferred Shareholders on or about November 7, 1997.
                            ------------------------

    The Company will pay to a Soliciting Dealer (as defined herein) a solicitation fee for any Shares tendered, accepted for payment, and paid for pursuant to the Offer and for each Share not tendered but voted in favor of the Proposed Amendment, subject to certain conditions. See Fees and Expenses Paid to Dealers.
                            ------------------------

    NEITHER NEES, MASS. ELECTRIC, THEIR RESPECTIVE BOARDS OF DIRECTORS, ANY OF THEIR RESPECTIVE OFFICERS, NOR ANY OTHER PERSON AUTHORIZED BY THEM MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
                            ------------------------

    Each Series of Preferred is traded in the over-the-counter market (the OTC) and is not listed on any national securities exchange. Through October 31, 1997, the last reported sales prices for the 4.44% Series, the 4.76% Series, the 6.99% Series, and the 6.84% Series were $68.00, $73.05, $108.50, and $24.75, respectively, as reported by the Nasdaq Stock Market, Inc. Preferred Shareholders are urged to obtain a current market quotation, if available, for their Shares.
                            ------------------------

    Questions or requests for assistance may be directed to Georgeson & Company, Inc. (Georgeson or the Information Agent) or to Merrill Lynch & Co. (Merrill Lynch or the Dealer Manager) at their respective telephone numbers and addresses set forth on the back cover of this Booklet. Requests for additional copies of this Booklet, the Letter of Transmittal and Proxy, or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at Mass. Electric's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank, or trust company for assistance concerning the Offer.
                            ------------------------

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
November 6, 1997

                                   IMPORTANT

     Any Preferred Shareholder desiring to accept the Offer and tender any or all Shares should, on or prior to the Expiration Date (as defined below), either
(i) request such Preferred Shareholder's broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such Preferred Shareholder pursuant to the procedure for book-entry transfer set forth below under Terms of the Offer -- Procedure for Tendering Shares, or (ii) complete and sign the Letter of Transmittal and Proxy in accordance with the instructions in the Letter of Transmittal and Proxy, and mail or deliver it, the certificates for such Shares, and any other required documents to IBJ Schroder Bank & Trust Company (the Depositary). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such broker, dealer, commercial bank, trust company, or other nominee if such Preferred Shareholder desires to tender such Shares. Any Preferred Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under Terms of the Offer -- Procedure for Tendering Shares -- Guaranteed Delivery Procedure.

     EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND PROXY, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY FOR SUCH SERIES OF PREFERRED OR A NOTICE OF GUARANTEED DELIVERY MAY BE USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL AND PROXY. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NEES OR MASS. ELECTRIC.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----
SUMMARY...............................................................................       4
PURPOSE OF THE OFFER, PROPOSED AMENDMENT, AND PROXY SOLICITATION......................       7
  Proposed Amendment..................................................................       7
  Purpose of the Offer................................................................       7
TERMS OF THE OFFER....................................................................       7
  Number of Shares; Purchase Prices; Expiration Date; Dividends.......................       7
  Procedure for Tendering Shares......................................................       8
  Withdrawal Rights...................................................................      10
  Acceptance of Shares for Payment and Payment of Purchase Price and Dividends........      10
  Certain Conditions of the Offer.....................................................      11
  Extension of Tender Period; Termination; Amendments.................................      13
  Certain Effects of the Offer........................................................      13
  Other Information...................................................................      15
PROPOSED AMENDMENT AND PROXY SOLICITATION.............................................      16
  Notice of Special Meeting of Stockholders...........................................      16
  Special Meeting.....................................................................      17
  Proxies.............................................................................      17
  Relationship to the Offer; Special Cash Payment.....................................      17
  Voting Securities, Rights and Procedures............................................      17
  Security Ownership of Certain Beneficial Owners and Management......................      18
DESCRIPTION OF THE PROPOSED AMENDMENT.................................................      19
  Explanation of the Proposed Amendment...............................................      19
  Reasons for the Proposed Amendment..................................................      20
  Recommendation of Board of Directors................................................      20
  Certain Effects of the Proposed Amendment...........................................      21
  Other Matters.......................................................................      21
PRICE RANGE OF SHARES; DIVIDENDS......................................................      22
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS........................................      23
  Tax Considerations for Tendering Preferred Shareholders.............................      23
  Tax Considerations for Non-Tendering Preferred Shareholders.........................      24
  Tax Considerations of Accrued and Unpaid Dividends Payment..........................      24
  Tax Considerations of Special Cash Payment..........................................      24
  Backup Withholding..................................................................      25
SOURCE AND AMOUNT OF FUNDS............................................................      25
TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES.....................................      25
FEES AND EXPENSES PAID TO DEALERS.....................................................      26
  Dealer Manager Fees.................................................................      26
  Solicited Tender Fees...............................................................      26
  Stock Transfer Taxes................................................................      27
SUMMARY OF FINANCIAL INFORMATION......................................................      28
CERTAIN INFORMATION REGARDING NEES AND MASS. ELECTRIC; INCORPORATION BY REFERENCE.....      29
MISCELLANEOUS.........................................................................      30

                                    SUMMARY

     The following summary is provided solely for the convenience of the Preferred Shareholders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained in this Booklet and the Letter of Transmittal and Proxy and any amendments hereto or thereto. Preferred Shareholders are urged to read these documents in their entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Booklet.

The Companies..............  NEES, 25 Research Drive, Westborough, Massachusetts
                             01582, is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the Holding Company Act), which owns, directly or indirectly, all of the outstanding common stock of its electric utility subsidiaries, including Mass. Electric. The service area of NEES' electric utility subsidiaries covers portions of Massachusetts, New Hampshire, and Rhode Island. The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                             Mass. Electric, 25 Research Drive, Westborough, Massachusetts 01582, is a retail electric utility incorporated and doing business solely in Massachusetts. Electric service is provided to approximately 960,000 customers in 146 cities and towns having a population of approximately 2,160,000.

The Shares.................  4.44% Dividend Series Preferred Stock, $100 par
                             value,
                               CUSIP Number 575634 20 9
                             4.76% Dividend Series Preferred Stock, $100 par value,
                               CUSIP Number 575634 30 8
                             6.99% Dividend Series Preferred Stock, $100 par value,
                               CUSIP Number 575634 70 4
                             6.84% Preferred Stock - Cumulative, $25 par value,
                               CUSIP Number 575634 80 3

The Offer and Purchase
Price......................  Offer to purchase any or all shares of each Series of Preferred listed below at the price set forth below.

                             $87.92 for 4.44% Series
                             $94.26 for 4.76% Series
                             $120.73 for 6.99% Series
                             $27.00 for 6.84% Series

Dividends..................  NEES will pay to tendering Preferred Shareholders any accrued dividends through the Expiration Date (as defined herein).

Independent Offer..........  The Offer for a Series of Preferred is not
                             conditioned upon any minimum number of Shares of any Series being tendered and each is independent of the Offer for any other Series of Preferred. The Offer, however, is conditioned upon, among other things, the approval and adoption of the Proposed Amendment, as described below, at the Special Meeting. See Terms of the Offer -- Certain Conditions of the Offer. It is a condition to the Offer that Preferred Shareholders who tender their Shares must vote in favor of the Proposed Amendment. NEES will not be required to accept or pay for tendered Shares if the Proposed Amendment is not approved and unless certain other conditions are met.

Expiration Date of the
Offer......................  The Offer expires at 5:00 p.m., Eastern Standard
                             Time, on December 12, 1997, unless extended (the Expiration Date).

How to Tender Shares.......  See Terms of the Offer -- Procedure for Tendering
                             Shares. For further information, call the Information Agent or the Dealer Manager or consult your broker for assistance.

Withdrawal Rights..........  Tendered Shares of any Series of Preferred may be
                             withdrawn at any time until the Expiration Date with respect to such Series of Preferred and, unless previously accepted for payment, may also be withdrawn after January 12, 1998. See Terms of the Offer -- Withdrawal Rights. A withdrawal of a tender does not in and of itself revoke a proxy.

Purpose of the Offer.......  NEES is making the Offer because NEES believes that the purchase of Shares is economically attractive to Mass. Electric and indirectly to NEES and its shareholders. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which NEES believes to be a premium over the market price and without the usual transaction costs associated with a market sale. See Purpose of the Offer, Proposed Amendment, and Proxy Solicitation -- Purpose of the Offer; and Terms of the Offer -- Certain Effects of the Offer.

Certain Effects of the
Offer......................  Preferred Shareholders should consider carefully the possible effects of consummation of the Offer on the liquidity of any Shares which are not tendered and on voting power and redemption rights. See Purpose of the Offer, Proposed Amendment, and Proxy Solicitation -- Other Information and Terms of the Offer -- Voting Power.

Brokerage Commissions......  Not payable by Preferred Shareholders.

Solicitation Fee...........  NEES will pay to each designated Soliciting Dealer
                             (as defined herein) a solicitation fee of (i) $1.50 per Share for any Dividend Series Preferred Stock and (ii) $0.375 per Share for any Preferred
                             Stock -- Cumulative tendered, accepted for payment, and paid for pursuant to the Offer and for each Share not tendered but voted in favor of the Proposed Amendment (except that for transactions for beneficial owners equal to or exceeding 2,500 Shares of all Series of Preferred combined, NEES will pay a solicitation fee of (i) $1.00 per Share for any Dividend Series Preferred Shares and (ii) $0.25 per Share for any Preferred Stock -- Cumulative Shares, of which at least eighty percent (80%) shall be paid to the Dealer Manager). A Soliciting Dealer will not be entitled to a solicitation fee for Shares beneficially owned by such Soliciting Dealer. See Fees and Expenses Paid to Dealers -- Solicited Tender Fees.

Proposed Amendment.........  Concurrently with the Offer, the Board of Directors of Mass. Electric is soliciting proxies from the Preferred Shareholders for use at the Special Meeting. The Special Meeting is being held to consider the Proposed Amendment to the Provisions which would remove a provision that limits Mass. Electric's ability to issue unsecured debt. If the Proposed Amendment is approved by the Preferred Shareholders, Mass. Electric's ability to issue or assume unsecured indebtedness will no longer be subject to approval of any Shares that remain outstanding after the consummation of the Offer. See Purpose of the Offer, Proposed Amend-ment, and Proxy Solicitation -- Purpose of the Offer; and Proposed Amendment and Proxy Solicitation -- Certain Effects of the Proposed Amendment.

Record Date................  November 12, 1997.

Special Cash Payment.......  Preferred Shareholders of record who do not tender their Shares have the right to vote for or against the Proposed Amendment. If the Proposed Amendment is approved and adopted by Mass. Electric's Preferred Shareholders, Mass. Electric will make a Special Cash Payment of $1.00 per Share to each Dividend Series Preferred Shareholder and $0.25 per Share to each Preferred Stock -- Cumulative Shareholder who voted in favor of the Proposed Amendment but who did not tender such Shares (the Special Cash Payment). Preferred Shareholders who validly tender their Shares will be entitled only to the purchase price per Share listed on the front cover of this Booklet plus an amount in cash equivalent to any dividends accrued through the Expiration Date (as defined herein).

Stock Transfer Tax.........  Except as described herein, NEES will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. See Instruction 6 of the applicable Letter of Transmittal and Proxy. See Terms of the Offer -- Acceptance of Shares for Payment and Payment of Purchase Price and Dividends.

Payment Date...............  Promptly after the Expiration Date or any extension thereof.

Further Information........  Additional copies of this Booklet and the applicable Letter of Transmittal and Proxy may be obtained by contacting Georgeson, Wall Street Plaza, New York, New York 10005, telephone (800) 223-2064 (toll-free) and (212) 440-9800 (banks and brokers). Questions about the Offer should be directed to Merrill Lynch at (888) ML4-TNDR (toll-free) ((888)-654-8637 (toll-free)).

                   PURPOSE OF THE OFFER, PROPOSED AMENDMENT,
                             AND PROXY SOLICITATION

     The Offer and the Proposed Amendment constitute an integrated strategic response by NEES and Mass. Electric to the need to achieve greater flexibility in their financing.

PURPOSE OF THE OFFER

     NEES believes that the purchase of the Shares at this time in conjunction with the Proposed Amendment represents an attractive economic opportunity that will benefit NEES, its shareholders, Mass. Electric, and Mass. Electric's utility customers by (1) contributing to the elimination of the provisions concerning unsecured indebtedness and (2) retiring of outstanding Shares of Mass. Electric's Preferred Stock in contemplation of their potential replacement with comparatively less expensive financing alternatives.

     In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which NEES believes to be a premium to the market price on the date of the announcement of the Offer and without the usual transaction costs associated with such a sale.

PROPOSED AMENDMENT

     In order to increase its financial flexibility and to better face the challenges of a competitive electric industry, and as discussed further under Proposed Amendment and Proxy Solicitation -- Reasons for the Proposed Amendment, Mass. Electric seeks to amend the Provisions to eliminate the limitation on the Company's ability to issue unsecured debt without the approval of a majority vote of the holders of the Preferred, voting together as a single class.

                               TERMS OF THE OFFER

NUMBER OF SHARES; PURCHASE PRICES; EXPIRATION DATE; DIVIDENDS

     Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal and Proxy, NEES will purchase any and all Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with the procedures set forth under Withdrawal Rights) at the purchase price per Share listed on the front cover of this Booklet for the Shares tendered, plus accrued dividends for the Shares tendered through the Expiration Date, net to the seller in cash. See Certain Conditions of the Offer and Extension of Tender Period; Termination; Amendments.

     THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, APPROVAL AND ADOPTION OF THE PROPOSED AMENDMENT, AS DESCRIBED HEREIN, AT THE SPECIAL MEETING. SEE CERTAIN CONDITIONS OF THE OFFER.

     The Offer is being sent to all persons in whose names Shares are registered on the books of Mass. Electric as of the close of business on November 6, 1997, as well as to all persons in whose names Shares are registered on November 12, 1997, the Record Date. Only a record holder of Shares on the Record Date may vote in person or by proxy at the Special Meeting. No record date is fixed for determining which persons are permitted to tender Shares. Any person who is the beneficial owner but not the record holder of Shares on the Record Date must arrange for the record transfer of such Shares prior to tendering. The Shares will trade "with proxy" during the period which begins two days prior to the Record Date and which will end at the close of business on the Expiration Date, as further discussed under Proposed Amendment and Proxy Solicitation -- Voting Securities, Rights and Procedures.

     With respect to each Series, the Expiration Date is the later of 5:00 p.m., Eastern Standard Time, on Friday, December 12, 1997 or the latest time and date to which the Offer with respect to such Series of

Preferred is extended. NEES expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series is open, by giving oral or written notice of such extension to the Depositary and making a public announcement thereof, without extending the period of time during which the Offer for any other Series is open. There is no assurance whatsoever that NEES will exercise its right to extend the Offer for any Series. If NEES decides, in its sole discretion, to (i) decrease the number of Shares of any Series being sought,
(ii) increase or decrease the consideration offered in the Offer to holders of any Series, or (iii) increase or decrease the Soliciting Dealers' fees and, at the time that notice of such increase or decrease is first published, sent, or given to holders of such Series in the manner specified herein, the Offer for such Series is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent, or given, such Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a business day means any day other than a Saturday, Sunday, or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

     NO ALTERNATIVE, CONDITIONAL, OR CONTINGENT TENDERS WILL BE ACCEPTED.

     NEES will pay to tendering Preferred Shareholders any accrued dividends through the Expiration Date.

PROCEDURE FOR TENDERING SHARES

     To tender Shares of any Series of Preferred pursuant to the Offer, the tendering owner of Shares must either:

          (a) send to the Depositary (at one of its addresses set forth on the back cover of this Booklet) a properly completed and duly executed Letter of Transmittal and Proxy, together with any required signature guarantees and any other documents required by the Letter of Transmittal and Proxy (and either (i) tender certificates for the Shares to the Depositary at one of its addresses or (ii) deliver such Shares pursuant to the procedures for book-entry transfer described herein (and a confirmation of such delivery must be received by the Depositary (a Book-Entry Confirmation)), in each case on or prior to the Expiration Date); or

          (b) comply with the guaranteed delivery procedure described under Guaranteed Delivery Procedure below.

     A tender of Shares made pursuant to any method of delivery set forth herein or in the Letter of Transmittal and Proxy will constitute a binding agreement between the tendering holder and NEES upon the terms and subject to the conditions of the Offer.

     The Depositary will establish an account with respect to the Shares of each Series of Preferred at The Depository Trust Company and the Philadelphia Depository Trust Company (each a Book-Entry Transfer Facility) for purposes of the Offer within two business days after the date of this Booklet, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, such delivery must be accompanied by either (i) a properly completed and duly executed Letter of Transmittal and Proxy, together with any required signature guarantees and any other required documents or (ii) an Agent's Message (as hereinafter defined) and, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Booklet on or prior to the Expiration Date. DELIVERY OF SUCH LETTER OF TRANSMITTAL AND PROXY AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY OR TO NEES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, received by the Depositary, and forms a part of the Book-Entry Confirmation when the tender is initiated, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant in such Book-Entry Transfer Facility tendering Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and Proxy and that NEES may enforce such agreement against the participant.

     Except as otherwise provided below, all signatures on a Letter of Transmittal and Proxy must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the NASD), or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an Eligible Institution). Signatures on a Letter of Transmittal and Proxy need not be guaranteed if (a) the Letter of Transmittal and Proxy is signed by the registered owner of the Shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and Proxy or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal and Proxy. If Shares are registered in the name of a person other than the signatory on the Letter of Transmittal and Proxy, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as stated above. See Instructions 4, 6, and 7 to the Letter of Transmittal and Proxy.

     Guaranteed Delivery Procedure. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

           (i) such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by NEES and Mass. Electric herewith, is received (with any required signatures or signature guarantees) by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and Proxy, are received by the Depositary no later than three New York Stock Exchange, Inc. (NYSE) trading days after the date of execution of such Notice of Guaranteed Delivery. A NYSE trading day is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be either delivered by hand or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal and Proxy or, if applicable, an Agent's Message, is received by the Depositary.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or an Agent's Message with respect to) such Shares, a Letter of Transmittal and Proxy, properly completed and duly executed, with any required signature guarantees, and all other documents required by the Letter of Transmittal and Proxy.

     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING PREFERRED

SHAREHOLDER WHO IS A UNITED STATES PERSON MUST NOTIFY THE DEPOSITARY OF THE CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY (OR, IN THE CASE OF A FOREIGN SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY). SEE CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS.

     EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH SUCH PREFERRED SHAREHOLDER'S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

     All questions as to the form of documents and the validity, eligibility (including the time of receipt), and acceptance for payment of any tender of Shares will be determined by NEES, in its sole discretion, and its determination will be final and binding. NEES reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of NEES's counsel, be unlawful. NEES also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of NEES, Mass. Electric, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice. Any condition to the Offer may be waived by NEES, in whole or in part, at any time and from time to time in its sole discretion.

WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after January 12, 1998, unless previously accepted for payment as provided in this Booklet.

     To be effective, a written notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of this Booklet, and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the tendering Shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Terms of the Offer -- Procedure for Tendering Shares at any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by NEES, in its sole discretion, and its determination will be final and binding. None of NEES, Mass. Electric, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE AND DIVIDENDS

     Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, NEES will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in Terms of the Offer -- Withdrawal Rights. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted pursuant to the Offer will be made by the Depositary by check as promptly as practicable after the Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the

Depositary of certificates for such Shares (or an Agent's Message), a properly completed and duly executed Letter of Transmittal and Proxy, and any other required documents.

     For purposes of the Offer, NEES will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if, and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. NEES will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor (plus accrued and unpaid dividends thereon) with the Depositary, which will act as agent for tendering Preferred Shareholders for the purpose of receiving payment from NEES and transmitting payment to the tendering Shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering Preferred Shareholders, regardless of any delay in making such payment.

     Certificates for all Shares not validly tendered will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as promptly as practicable, without expense to the tendering Preferred Shareholder.

     If certain events occur, NEES may not be obligated to purchase Shares pursuant to the Offer. See Certain Conditions of the Offer.

     NEES will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered owner, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Proxy, the amount of any stock transfer taxes (whether imposed on the registered owner, such other person, or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the accompanying Letter of Transmittal and Proxy.

CERTAIN CONDITIONS OF THE OFFER

     NEES WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY SHARES OF ANY SERIES TENDERED IF THE PROPOSED AMENDMENT IS NOT APPROVED AND ADOPTED AT THE SPECIAL MEETING OR IF THE TENDERING PREFERRED SHAREHOLDER DID NOT VOTE IN FAVOR OF THE PROPOSED AMENDMENT.

     In addition, notwithstanding any other provision of the Offer, NEES will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (by oral or written notice to the Depositary and timely public announcement) or may postpone (subject to the requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares tendered, if at any time after November 5, 1997, and on or prior to the Expiration Date, any of the following shall have occurred (which shall not have been waived by NEES):

          (a) there shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority, or tribunal or any other person, domestic or foreign, or before any court, authority, agency, or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the reasonable judgment of NEES, would or might materially and adversely affect the business, condition (financial or otherwise), income, operations, or prospects of NEES and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of NEES or any of its subsidiaries or materially impair the Offer's contemplated benefits to NEES;

          (b) there shall have been any action threatened, pending, or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or NEES or any of its subsidiaries, by any legislative body, court, authority, agency, or tribunal that, in NEES's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of NEES, or render NEES unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to NEES or Mass. Electric (including materially increasing the effective interest cost of certain types of unsecured debt); or (iv) materially affect the business, condition (financial or otherwise), income, operations, or prospects of NEES and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of NEES or any of its subsidiaries;

          (c) there shall have occurred (i) any significant decrease in the market price of the Shares; (ii) any change in the general political, market, economic, or financial conditions in the United States or abroad that, in the reasonable judgment of NEES, would or might have a material adverse effect on NEES's business, operations, prospects, or ability to obtain financing generally or the trading in the Shares or equity securities of NEES; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in NEES's reasonable judgment, would or might affect the extension of credit by lending institutions in the United States; (iv) the commencement or escalation of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States; (v) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in NEES's reasonable judgment, a material acceleration or worsening thereof; (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Composite 500 Stock Index by an amount in excess of 10% measured from the close of business on November 5, 1997; or (viii) a decline in the ratings accorded any of NEES's or Mass. Electric's securities by Standard & Poor's, a division of The McGraw Hill Companies (S&P), Moody's Investors Service, Inc. (Moody's), or Duff & Phelps, Inc. (D&P) or an announcement by S&P, Moody's, or D&P that it has placed any such rating under surveillance or review with negative implications;

          (d) any tender or exchange offer with respect to some or all of the Shares (other than the Offer) or any equity securities of NEES, or a merger, acquisition, or other business combination proposal for NEES, shall have been proposed, announced, or made by any person or entity;

          (e) there shall have occurred any event or events that have resulted, or, in NEES's reasonable judgment, may result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership, or prospects of NEES and its subsidiaries; or

          (f) the SEC shall have withheld approval, under the Holding Company Act, of the acquisition of the Shares by NEES pursuant to the Offer or the approval and adoption of the Proposed Amendment at the Special Meeting;

and, in the sole judgment of NEES, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment. With respect to the approval of the SEC referenced in clause (f) above, the SEC must find that the acquisition of the Shares by NEES is not detrimental to the public interest or the interests of the investors or consumers, and that the consideration paid in connection with the acquisition and the adoption of the Proposed Amendment, including fees, commissions, and other remuneration, is reasonable.

     The foregoing conditions (including the condition that the Proposed Amendment be approved and adopted at the Special Meeting) are for the sole benefit of NEES and may be asserted by NEES regardless of the circumstances (including any action or inaction by NEES) giving rise to any such condition, and any such condition may be waived by NEES, in whole or in part, at any time and from time to time in its sole discretion. A decision by NEES to terminate or otherwise amend the Offer, following the occurrence of any of the foregoing, with respect to one Series will not create an obligation on behalf of NEES to terminate or otherwise amend in a similar manner the Offer with respect to any other Series. The failure by NEES at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by NEES concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     NEES expressly reserves the right, in its sole discretion, and at any time and from time to time on or prior to the Expiration Date, to extend the period of time during which the Offer for any Series is open by giving oral or written notice of such extension to the Depositary, without extending the period of time during which the Offer for any other Series is open. There can be no assurance, however, that NEES will exercise its right to extend the Offer for any Series. During any such extension, all Shares of the subject Series previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Withdrawal Rights.

     NEES also expressly reserves the right, in its sole discretion, to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires NEES either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer upon the occurrence of any of the conditions specified in Certain Conditions of the Offer by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof.

     Subject to compliance with applicable law, NEES further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably designed to inform such Preferred Shareholders of such change. Without limiting the manner in which NEES may choose to make a public announcement, except as required by applicable law, NEES shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If NEES materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, NEES will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in percentage of securities sought, or a change in the dealer's solicitation fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. The SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent, or given. If the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that NEES publishes, sends, or gives to Preferred Shareholders a notice that it will (i) increase or decrease the price it will pay for Shares, (ii) decrease the percentage of Shares it seeks, or (iii) increase or decrease the soliciting dealers' fees, the Offer will be extended until the expiration of such period of ten business days.

     THE OFFER FOR EACH SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES. IF NEES EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, NEES WILL HAVE NO OBLIGATION TO EXTEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

CERTAIN EFFECTS OF THE OFFER

     Shares validly tendered to the Depositary pursuant to the Offer and not withdrawn in accordance with the procedures set forth herein shall be held until the Expiration Date (or returned to the extent the Offer is terminated in accordance herewith). To the extent that the Proposed Amendment is approved and the Shares tendered are accepted for payment and paid for in accordance with the terms hereof, NEES intends either to sell its Shares to Mass. Electric or to donate the Shares to Mass. Electric as a capital contribution. At that time, it is expected that Mass. Electric will retire and cancel the Shares. However, in the event the Proposed Amendment is not adopted at the Special Meeting, NEES may elect, but is not obligated, to waive, subject to applicable law, such condition. Mass. Electric anticipates that, subsequent to that waiver and purchase of the

Shares, it would call another special meeting of its shareholders and solicit proxies therefrom for an amendment substantially similar to the Proposed Amendment. At that meeting, NEES would vote any Shares acquired by it pursuant to the Offer or otherwise (together with its shares of common stock) in favor of such amendment, thereby maximizing the prospects for the adoption of such amendment.

     Trading and Liquidity. Any purchase of Shares by NEES will reduce the number of Shares of each of the Series of Preferred that might otherwise trade publicly or become available for purchase or sale and will likely reduce the number of owners of Shares of each of the Series of Preferred, which could adversely affect the liquidity and sale value of the Shares not purchased in the Offer.

     To the extent that Shares of any Series of the Preferred are tendered and accepted for payment in the Offer, the trading market for Shares of such Series that remain outstanding may be significantly more limited, which might adversely affect the liquidity, market value, and price volatility of such Shares. Equity securities with a smaller outstanding market value available for trading (the float) may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for Shares that are not tendered in the Offer may be affected adversely to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float may also make the trading price of the Shares that are not tendered and accepted for payment more volatile. Holders of the remaining Shares may attempt to obtain quotations for the Shares from their brokers, through the Electronic Bulletin Board, or otherwise; however, there can be no assurance that any trading market will exist for such Shares following consummation of the Offer. To the extent a market continues to exist for the Shares after the Offer, the Shares may trade at a discount compared to present trading, depending on the market for Shares with similar features, the performance of Mass. Electric, and other factors. There is no assurance that an active market in the Shares will exist and no assurance as to the prices at which the Shares may trade.

     The Shares are currently registered under Section 12(g) of the Exchange Act. If the Shares are no longer held by more than 300 owners of record, Mass. Electric may apply to the SEC for termination of such registration. Such termination would substantially reduce the information required to be furnished by Mass. Electric to holders of the Preferred Stock and could make certain provisions of the Exchange Act no longer applicable to Mass. Electric.

     As of September 29, 1997, there were 17 registered holders of the 4.44% Series, 27 registered holders of the 4.76% Series, 1 registered holder of the 6.99% Series, and 15 registered holders of the 6.84% Series.

     Future Purchases or Redemption of Shares. Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute a notice of redemption of any Series of Preferred pursuant to Mass. Electric's Provisions, neither does NEES or Mass. Electric intend to effect any such redemption by making the Offer. Further, the Offer does not constitute a waiver by Mass. Electric of any option it has to redeem Shares.

     Shares which are not tendered will continue to be subject to their current redemption and liquidation provisions. The various Series of the Preferred are redeemable in whole or in part upon not less than thirty days' notice at the applicable redemption prices plus accrued dividends through the date fixed for redemption. The redemption prices for the 4.44% Series and the 4.76% Series are $104.068 and $103.730, respectively. The 6.99% Series is redeemable after August 1, 2003 at a price equal to $103.50. The 6.84% Series is redeemable after October 1, 1998 at a price equal to $25.80. There are no sinking funds for any of the Series of Preferred. The Preferred Shareholders have no preemptive or conversion rights.

     Upon liquidation, dissolution, or winding up of the affairs of Mass. Electric or any distribution of capital of Mass. Electric, owners of the Shares of each Series of Preferred would be entitled to receive an amount equal to the full distributive amounts fixed therefor together with accrued dividends through the date fixed for the payment of such distributive amounts. In case any liquidation, dissolution, or winding up of Mass. Electric is voluntary, owners of the Shares of each Series of Preferred shall be entitled to receive said redemption prices plus accrued dividends through the date fixed for the payment of such distributive amounts; if involuntary, to $100 per Share for Dividend Series Preferred Stock and $25 for Preferred Stock -- Cumulative plus in each case accrued dividends through the date fixed for the payment of such distributive amounts.

     After the consummation of the Offer, NEES or Mass. Electric may purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers, or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits NEES and its affiliates (including Mass. Electric) from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to that Series of Preferred. Any future purchases of Shares by NEES or Mass. Electric would depend on many factors, including the market price of the Shares, NEES's business and financial position, and legal restrictions on NEES's ability to purchase Shares, as well as general economic and market conditions.

OTHER INFORMATION

     As discussed in the documents incorporated herein by reference, the NEES companies are divesting themselves of or attempting to divest themselves of their generation business. This process will result in reductions in employees and may result in reallocation of executive and Board responsibilities. Although Mass. Electric itself has no generation facilities, it expects to be impacted by this process. Further, the NEES companies have considered various strategies to enhance their competitive business, including business combinations with other companies. Except as disclosed herein and in the documents incorporated by reference, neither NEES nor Mass. Electric has plans or proposals that would relate to or result in (a) the acquisition by any person or entity of additional securities of Mass. Electric or the disposition of securities of Mass. Electric, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving Mass. Electric; (c) a sale or transfer of a material amount of assets of Mass. Electric; (d) any change in the present Board or management of Mass. Electric;
(e) any material change in the present dividend rate or policy, or indebtedness or capitalization of Mass. Electric; (f) any other material change in Mass. Electric's corporate structure or business; (g) any change in the Provisions or any actions that may impede the acquisition of control of Mass. Electric by any person; (h) a class of equity securities of Mass. Electric being no longer authorized to be quoted on the OTC; (i) a class of equity securities of Mass. Electric becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of Mass. Electric's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

                   PROPOSED AMENDMENT AND PROXY SOLICITATION

                                      LOGO

                         MASSACHUSETTS ELECTRIC COMPANY

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                                               25 RESEARCH DRIVE
                                                WESTBOROUGH, MASSACHUSETTS 01582

                                                                NOVEMBER 6, 1997

To the Holders of Common Stock, Preferred Stock -- Cumulative and Dividend Series Preferred Stock of
     MASSACHUSETTS ELECTRIC COMPANY

     You are hereby notified that the Special Meeting of Stockholders of Massachusetts Electric Company will be held in the Directors Room, 25 Research Drive, Westborough, Massachusetts, on December 12, 1997, at 4:30 p.m., Eastern Standard Time, for the following purposes:

          1. Amendment of the Articles of Organization and By-laws to delete in its entirety Article XVIII, Section 4E(4), limiting Mass. Electric's ability to issue unsecured indebtedness; and

          2. Transaction of such other business as may be appropriate and incidental to the foregoing purposes or which may properly come before the meeting or any adjourned session thereof.

     Stockholders entitled to vote will be determined on the basis of the records of the Company at the close of business on November 12, 1997.

     The accompanying material contains further information about the matters to be considered at the meeting.

                                          By order of the Board of Directors.

                                          ROBERT KING WULFF
                                          Clerk

SPECIAL MEETING

     This Booklet is first being mailed on or about November 7, 1997 to the Preferred Shareholders of Mass. Electric in connection with the solicitation of proxies by the Board of Directors of Mass. Electric (the Board) for use at the Special Meeting. At the Special Meeting, the Preferred Shareholders of record of Mass. Electric will vote upon the Proposed Amendment to its Provisions.

PROXIES

     THE PROXY INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY IS SOLICITED FROM THE HOLDERS OF THE PREFERRED STOCK BY THE BOARD, WHICH RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT. All shares of Mass. Electric's common stock will be voted in favor of the Proposed Amendment. Shares of Mass. Electric's Preferred Stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

     Execution of a proxy will not prevent a Preferred Shareholder from attending the Special Meeting and voting in person. Any Preferred Shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Clerk of Mass. Electric written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting. Withdrawal of Shares tendered pursuant to the Offer will not revoke a properly executed proxy.

RELATIONSHIP TO THE OFFER; SPECIAL CASH PAYMENT

     As noted above, the Offer and Proposed Amendment constitute an integrated strategy of NEES and Mass. Electric to achieve greater flexibility in their financing. See Purpose of the Offer, Proposed Amendment, and Proxy Solicitation.

     Preferred Shareholders who wish to tender their Shares pursuant to the Offer are required to vote in favor of the Proposed Amendment. Further, the Offer is conditioned upon the Proposed Amendment being approved and adopted at the Special Meeting.

     Subject to the terms and conditions set forth in this Booklet, if (but only if) the Proposed Amendment is approved and adopted by Mass. Electric's shareholders, Mass. Electric will make a Special Cash Payment in the amount of $1.00 per Share to each Dividend Series Preferred Shareholder of record and $0.25 per Share to each Preferred Stock -- Cumulative Shareholder of record who voted in favor of the Proposed Amendment, provided that such Shares have not been tendered pursuant to the Offer. Mass. Electric intends to make the Special Cash Payment although there is no binding legal precedent as to the permissibility of such payment and there can be no assurance as to how a court would rule on the question. Nevertheless, Mass. Electric believes the Offer is fair to Preferred Shareholders and has decided to make the payment. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted). The Special Cash Payment will be paid out of Mass. Electric's general funds promptly after the Proposed Amendment shall have become effective. However, no accrued interest will be paid on the Special Cash Payment regardless of any delay in making such payments.

VOTING SECURITIES, RIGHTS, AND PROCEDURES

     Only holders of record of Mass. Electric's voting securities at the close of business on November 12, 1997, the Record Date (or their legal representatives or attorneys-in-fact), will be entitled to vote in person or by proxy at the Special Meeting and to receive the Special Cash Payment from Mass. Electric. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial holder whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company, or other nominee) must arrange with the holder of record on the Record Date to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from the beneficial holder's broker, dealer, commercial bank, trust company, or other nominee.

     The Shares will trade, during the period which begins two days prior to the Record Date and which will end at the close of business on the Expiration Date, in the over-the-counter market under the symbols "MSSDT" for the 4.44% Series, "MSSGT" for the 4.76% Series, "MSSIT" for the 6.99% Series, and "MSSJT" for the 6.84% Series, indicating that such Shares are trading "with proxy." A Preferred Shareholder who acquires Shares during this period must obtain, or have his or her authorized representative obtain, an assignment of proxy (which is included in the applicable Letter of Transmittal and Proxy) at settlement from the seller. The NASD and The Depository Trust Company have issued notices informing their members and participants that the Shares will trade "with proxy" and that settlement of all trades during the period described above should include an assignment of proxy from the seller.

     Mass. Electric's outstanding voting securities consist of common stock, Dividend Series Preferred Stock, and Preferred Stock -- Cumulative. There are three series of Dividend Series Preferred Stock currently outstanding. There is only one series of Preferred Stock -- Cumulative. The common stock votes as one class. The three series of Dividend Series Preferred Stock and the one series of Preferred Stock -- Cumulative will vote together as a single class. The Shares outstanding as of the Record Date, and the vote to which each Share is entitled in consideration of the Proposed Amendment, are as follows:

    CLASS                                                SHARES OUTSTANDING       VOTES PER SHARE
    ---------------------------------------------------  ------------------       ---------------
    Common.............................................       6,449,896                 one
    Dividend Series Preferred
      4.44%............................................          75,000                 one
      4.76%............................................          75,000                 one
      6.99%............................................         200,000                 one
    Preferred Stock -- Cumulative
      6.84%............................................         600,000             one-quarter
    Total Preferred Votes
      voting as a class................................         500,000

     The affirmative vote of more than two-thirds of the outstanding shares of each of Mass. Electric's (i) common stock voting as a class, and (ii) Dividend Series Preferred Stock and Preferred Stock -- Cumulative, all series voting together as a single class, is required to approve the Proposed Amendment to be presented at the Special Meeting. Abstentions and broker non-votes will have the same effect as votes cast against the Proposed Amendment. NEES has advised Mass. Electric that it intends to vote all of the outstanding shares of common stock of Mass. Electric in favor of the Proposed Amendment.

     There are no rights of appraisal in connection with the Proposed Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As noted above, NEES owns all the outstanding common stock of Mass.
Electric.

     Pursuant to Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of Mass. Electric to be the beneficial owner of more than 5% of the outstanding shares of Mass. Electric's Preferred Stock as of the Record Date.

     NEES and Mass. Electric's directors and executive officers do not beneficially own any Shares as of the Record Date. The beneficial ownership of NEES's common shares held by each Mass. Electric director, as well as Mass. Electric directors and executive officers as a group, as of October 1, 1997, is set forth in the following table.

                                       NAME                                       SHARES
    ---------------------------------------------------------------------------  --------
    Urville J. Beaumont........................................................       308
    Joan T. Bok................................................................    17,504
    Sally L. Collins...........................................................       310
    Kalyan K. Ghosh............................................................        53
    Charles B. Housen..........................................................        20
    Robert L. McCabe...........................................................     9,924
    Patricia McGovern..........................................................       167
    John F. Reilly.............................................................       310
    Lawrence J. Reilly.........................................................     2,861
    John W. Rowe...............................................................    23,105
    Nancy H. Sala..............................................................     8,013
    Richard P. Sergel..........................................................     8,723
    Roslyn M. Watson...........................................................       310
    Directors and officers as a group (representing less than 1% of the
      outstanding Shares)......................................................   132,425

     Listed below is the only person or group known to NEES as of October 1, 1997, to beneficially own 5% or more of NEES's common shares. However, T. Rowe Price Trust Company disclaims beneficial ownership of all such shares. The amount of common shares listed below is as of September 8, 1997.

                  NAME AND ADDRESS                         AMOUNT AND NATURE       PERCENT OF
                OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP   COMMON SHARES
----------------------------------------------------   -------------------------  -------------
T. Rowe Price Trust Company.........................   5,358,604 shares as             8.3%
                                                       trustee
  100 East Pratt Street                                for Company employee
  Baltimore, MD 21202                                  benefits plans

                     DESCRIPTION OF THE PROPOSED AMENDMENT

     THE FOLLOWING STATEMENTS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF A SECTION OF THE PROVISIONS, AND ARE QUALIFIED IN THEIR ENTIRETY BY THE PROVISIONS (AS DESCRIBED BELOW).

EXPLANATION OF THE PROPOSED AMENDMENT

     The purpose of the Proxy Solicitation is the elimination of the section in the Provisions restricting the ability of Mass. Electric to incur certain unsecured indebtedness.

     ARTICLE XVIII, Section 4E(4) of the Provisions provides that, without a vote of a majority of the outstanding Dividend Series Preferred Stock and Preferred Stock -- Cumulative (voting together as a single class), Mass. Electric will not:

     issue or assume any unsecured notes, debentures or other securities representing unsecured indebtedness for purposes other than (x) the refunding of outstanding unsecured indebtedness theretofore issued or assumed by the corporation resulting in maturities later than the maturity of the indebtedness being refunded or (y) the reacquisition, redemption or other retirement of any indebtedness which reacquisition, redemption or other retirement has been authorized under the provisions of the Public Utility Holding Company Act of 1935, if, immediately after such issue or assumption, the total principal amount of all unsecured notes, debentures or other securities representing both long and short-term unsecured indebtedness issued or assumed by the corporation and then to be outstanding (but excluding unsecured indebtedness theretofore so voted for by holders of Preferred Stock and Preferred Stock -- Cumulative) would exceed twenty per cent (20%) of total capitalization, or if, immediately after such issue or assumption, such short-term unsecured indebtedness issued or assumed by the corporation after September 30, 1998 and then to be outstanding (but excluding short-term unsecured indebtedness theretofore so voted for by holders of Preferred Stock and Preferred Stock -- Cumulative) would exceed ten per cent (10%) of total capitalization; provided, however, that in the event such short-term unsecured indebtedness (but excluding short-term unsecured indebtedness theretofore so voted for by holders of Preferred Stock and Preferred Stock -- Cumulative) exceeds such latter limit, no unsecured securities representing unsecured indebtedness shall be issued or assumed (except for the purposes specified in clauses (x) and (y) above) unless such ratio of short-term unsecured indebtedness immediately after such issue or assumption is not in excess of such limit.

          "Short-term unsecured indebtedness" as used in this subsection E(4) means unsecured indebtedness of an original maturity of less than ten years and "long-term unsecured indebtedness" means unsecured indebtedness of an original maturity of ten years or more. For the purposes hereof, when any long-term unsecured indebtedness becomes due within five years, or when any long-term unsecured indebtedness is to be retired within five years through a sinking fund or otherwise, such long-term unsecured indebtedness, in each case, shall be considered short-term unsecured indebtedness. "Total capitalization" as used in this subsection E(4) means the aggregate of (i) the total principal amount of all bonds and other securities representing secured indebtedness issued or assumed by the corporation and then outstanding and (ii) the capital, premium and surplus of the corporation as then stated on the books of account of the corporation.

It is proposed to delete the above section in its entirety; conforming changes to cross references elsewhere in the Provisions will also be made.

REASONS FOR THE PROPOSED AMENDMENT

     Mass. Electric believes that the prudent use of unsecured debt is important to the effective financial management of its business. Unsecured debt provides flexibility in meeting temporary fluctuations in cash requirements, can be used when unfavorable conditions prevail in the market for long-term capital, acts as a bridge between issues of permanent capital, and may present more flexibility in terms and conditions than secured debt. If the Proposed Amendment is adopted, Mass. Electric will have increased flexibility (i) to choose among different types of debt financing and (ii) to finance projects using the most cost effective means. The availability and flexibility of unsecured debt is necessary to take full advantage of changing conditions in the securities and financial markets.

     In addition, although Mass. Electric's earnings currently are sufficient to meet the earnings coverage tests that must be satisfied before issuing additional first mortgage bonds and preferred stock, other utilities have been unable to issue mortgage bonds during certain periods because of restrictive covenants in their mortgages. Any inability by Mass. Electric to issue first mortgage bonds or preferred stock in the future, combined with the inability to issue additional unsecured debt, would limit its financing options to more costly securities, including additional common equity.

RECOMMENDATION OF BOARD OF DIRECTORS

     IT IS FOR ALL THE ABOVE REASONS THAT MASS. ELECTRIC'S BOARD BELIEVES THE BEST LONG-TERM INTERESTS OF THE PREFERRED SHAREHOLDERS ARE SERVED BY, AND ENCOURAGES PREFERRED SHAREHOLDERS TO VOTE FOR, THE ADOPTION OF THE PROPOSED AMENDMENTS.

     The Proposed Amendment to the Provisions and the Offer are subject to approval by the SEC under the Holding Company Act. NEES and Mass. Electric have filed a declaration with the SEC with respect to the Proposed Amendment and the acquisition of the Shares by NEES pursuant to the Offer.

CERTAIN EFFECTS OF THE PROPOSED AMENDMENT

     If the Proposed Amendment becomes effective, Preferred Shareholders of Shares that are not tendered and purchased pursuant to the Offer will no longer be entitled to the benefits of the unsecured debt limitation provision. As discussed above, the debt limitation provision places restrictions on Mass. Electric's ability to issue or assume unsecured indebtedness. Although future Mass. Electric debt instruments may contain certain restrictions on Mass. Electric's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded Mass. Electric by the deletion of the debt limitation provision may permit Mass. Electric to take certain actions that may increase the credit risks with respect to Mass. Electric, adversely affecting the market price and credit rating of the remaining Shares, or that may otherwise be materially adverse to the interests of the remaining Preferred Shareholders.

OTHER MATTERS

     The foregoing is the only business which management intends to present or is advised that others will present for action at the Special Meeting or any adjournment thereof. If any other matters should properly come before the Special Meeting, the proxies for NEES and for any other stockholders who have sent in their proxies will be voted by the persons named therein, or their substitutes, in accordance with their judgment.

     The expense of preparing and mailing this Booklet and the incidental expenses of soliciting the Preferred Shareholders will be paid by Mass. Electric. Mass. Electric has engaged Georgeson to act as Information Agent in connection with the solicitation of proxies for a fee of $6,000 plus reimbursement of reasonable out-of-pocket expenses. Mass. Electric has requested that brokers, dealers, and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of Shares held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition to the use of the mails, proxies from holders of the Preferred Stock may be solicited by officers and regular employees connected with Mass. Electric or its affiliates, personally or by telephone or telegraph, without any additional compensation. The Information Agent has not been retained to make, and will not make, solicitations or recommendations in connection with the Proposed Amendment.

     While Mass. Electric has no audit committee, its parent NEES has an audit committee which recommends an independent auditor to audit the accounts of the parent and its subsidiaries. Coopers and Lybrand have been auditors of Mass. Electric for many years and their selection as auditors for the current year was approved at the Annual Meeting on March 19, 1997. It is not expected that representatives of Coopers and Lybrand will be present at the Special Meeting on December 12, 1997, but they will be available on short notice to attend to answer questions regarding the Proposed Amendment, if any holder of Shares so requests in writing prior to December 10, 1997.

                        PRICE RANGE OF SHARES; DIVIDENDS

     Trading in the Shares has generally been sporadic. Each Series of Preferred is traded in the OTC and is not listed on any national securities exchange.

     PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

     The following table sets forth the high and low sales prices of each Series of Preferred and Preferred Stock -- Cumulative as reported by the Nasdaq Stock Market, Inc., and the cash dividends paid thereon for the fiscal quarters indicated.

                 DIVIDENDS AND PRICE RANGES OF PREFERRED STOCK
                       BY QUARTERS (1997, 1996 AND 1995)

                                                1997 - QUARTERS                           1996 - QUARTERS
                                    ---------------------------------------  ------------------------------------------
                                       1ST       2ND       3RD      4TH*        1ST        2ND       3RD        4TH
                                    --------- --------- --------- ---------  ---------- --------- ---------- ----------
DIVIDEND SERIES PREFERRED STOCK:
4.44% SERIES
 Dividends Paid Per Share.......... $ 1.11    $ 1.11    $ 1.11    $  1.11    $  1.11    $ 1.11    $  1.11    $  1.11
 Market Price Per Share (OTC)
   -- High.........................  68.68     64.75     69.125     69.75      61.00     62.225     65.40      58.00
   -- Low..........................  58.00     59.50     64.25      68.00      61.00     58.00      58.00      58.00
4.76% SERIES
 Dividends Paid Per Share.......... $ 1.19    $ 1.19    $ 1.19    $  1.19    $  1.19    $ 1.19    $  1.19    $  1.19
 Market Price Per Share (OTC)
   -- High.........................  71.608    67.70     73.50      --         71.00     67.25      69.15      74.52
   -- Low..........................  62.00     63.875    64.125     --         63.50     62.00      62.625     62.00
6.99% SERIES
 Dividends Paid Per Share.......... $ 1.7475  $ 1.7475  $ 1.7475  $  1.7475  $  1.7475  $ 1.7475  $  1.7475  $  1.7475
 Market Price Per Share (OTC)
   -- High.........................  --        --        --        108.50     103.50     97.32     100.125    105.29
   -- Low..........................  --        --        --        100.00      96.00     97.32     100.125    100.25
PREFERRED STOCK -- CUMULATIVE
6.84% SERIES
 Dividends Paid Per Share.......... $ 0.4275  $ 0.4275  $ 0.4275  $  0.4275  $  0.4275  $ 0.4275  $  0.4275  $  0.4275
 Market Price Per Share (OTC)
   -- High.........................  24.875    25.25     25.25      25.125     26.15     24.15      24.75      24.75
   -- Low..........................  23.875    23.90     24.25      24.50      22.75     21.00      22.125     23.125

                                                 1995 - QUARTERS
                                   -------------------------------------------
                                      1ST          2ND        3RD       4TH
                                   ---------    ---------- --------- ---------
DIVIDEND SERIES PREFERRED STOCK:
4.44% SERIES
 Dividends Paid Per Share..........$    1.11    $  1.11    $ 1.11    $ 1.11
 Market Price Per Share (OTC)
   -- High.........................    58.125     59.50     64.05     58.00
   -- Low..........................    48.25      54.25     56.75     58.00
4.76% SERIES
 Dividends Paid Per Share..........$    1.19    $  1.19    $ 1.19    $ 1.19
 Market Price Per Share (OTC)
   -- High.........................    53.50      70.50     68.70     67.875
   -- Low..........................    53.50      54.50     60.25     63.00
6.99% SERIES
 Dividends Paid Per Share..........$    1.7475  $  1.7475  $ 1.7475  $ 1.7475
 Market Price Per Share (OTC)
   -- High.........................    --        102.00     --       105.39
   -- Low..........................    --         97.875    --       104.50
PREFERRED STOCK -- CUMULATIVE
6.84% SERIES
 Dividends Paid Per Share..........$    0.4275  $  0.4275  $ 0.4275  $ 0.4275
 Market Price Per Share (OTC)
   -- High.........................    21.90      25.58     24.60     25.75
   -- Low..........................    19.50      20.875    22.95     23.625

---------------
* Prices through October 31

Note -- The above bid and asked quotations represent prices between dealers and do not represent actual transactions. A dash indicates that a quotation was not available.

     Dividends for a Series of Preferred are payable when, as and if declared by Mass. Electric's Board at the rate per annum included in such title of the Series of Preferred. NEES will pay to tendering Preferred Shareholders any accrued dividends through the Expiration Date.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     EACH HOLDER OF SHARES IS URGED TO CONSULT AND RELY UPON SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF TENDERING SHARES PURSUANT TO THE OFFER.

     In the opinion of Hale and Dorr LLP, tax counsel to NEES and Mass. Electric, the following summary describes the principal United States Federal income tax consequences of sales of Shares pursuant to the Offer, the receipt of accrued and unpaid dividends and the receipt of Special Cash Payments in connection with the approval and adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Booklet may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, foreign persons or entities selling Shares pursuant to the Offer who own or have owned, actually or constructively, more than five percent of the outstanding amount of such Shares, Preferred Shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with Mass. Electric or Preferred Shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). Preferred Shareholders should consult their tax advisors with regard to the application of the United States Federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used herein, the term "United States Holder" means an owner of a Share that is (i) for United States Federal income tax purposes a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate, or, for taxable years beginning on or before December 31, 1996, in general, any trust, the income of which is subject to United States Federal income taxation regardless of its source; or (iv) for taxable years beginning after December 31, 1996, any trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. A "Non-United States Holder" is a Preferred Shareholder that is not a United States Holder.

TAX CONSIDERATIONS FOR TENDERING PREFERRED SHAREHOLDERS

     Characterization of the Sale. A sale of Shares by a Preferred Shareholder pursuant to the Offer will be a taxable transaction for Federal income tax purposes.

     United States Holders. A United States Holder will recognize gain or loss equal to the difference between the tax basis of such Holder's Shares and the amount of cash received from NEES in exchange therefor. A United States Holder's gain or loss will be long-term capital gain or loss if the holding period for the Shares is more than one year as of the date of the sale of such Shares. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. Capital gain on Shares held by non-corporate taxpayers for more than eighteen months prior to the date of the sale of such Shares will be subject to a reduced tax rate. The distinction between long-term capital gain or loss and short-term gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     NEES will treat a portion of the cash received by a tendering Preferred Shareholder pursuant to the Offer as consideration paid in exchange for the vote of such Preferred Shareholder in favor of the Proposed Amendment, rather than as consideration paid in exchange for its tendered Shares (the "Special Cash Payment Equivalent Amount"). The Special Cash Payment Equivalent Amount will be equal to the Special Cash Payment a tendering Preferred Shareholder would have been eligible to receive if such Preferred

Shareholder had voted in favor of the Proposed Amendment but had not tendered its Shares. While the appropriate characterization of the Special Cash Payment Equivalent Amount for United States Federal income tax purposes is not entirely clear, for Federal income tax withholding and information reporting purposes, NEES will treat the Special Cash Payment Equivalent Amount as ordinary, nondividend income to tendering Preferred Shareholders.

     Non-United States Holders. Any gain realized upon the sale of Shares by a Non-United States Holder pursuant to the Offer generally will not be subject to United States Federal income tax unless (i) such gain is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met.

     A Non-United States Holder with gain described in clause (i) above will be taxed on the net gain derived from the sale at regular graduated United States Federal income tax rates. If a Non-United States Holder that is a foreign corporation has gain described under clause (i) above, it may also be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, an individual Non-United States Holder described in clause
(ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses (notwithstanding the fact that the individual is not considered a resident of the United States).

     NEES will treat a portion of the cash paid to a tendering Non-United States Holder pursuant to the Offer as a Special Cash Payment Equivalent Amount, in the same manner described above under "United States Holders." Subject to certain exceptions to the withholding requirements summarized below with respect to the Special Cash Payments under Tax Considerations of Special Cash
Payment -- Non-United States Holders, NEES will treat the Special Cash Payment Equivalent Amount as subject to withholding of United States Federal income tax at a 30% rate.

TAX CONSIDERATIONS FOR NON-TENDERING PREFERRED SHAREHOLDERS

     Non-Tendering Preferred Shareholders, whether or not they receive Special Cash Payments, will not recognize any taxable gain or loss with respect to the Shares as a result of the modification of the Provisions by the Proposed Amendment.

TAX CONSIDERATIONS OF ACCRUED AND UNPAID DIVIDENDS PAYMENT

     Payment of accrued and unpaid dividends received by the tendering Preferred Shareholder with respect to rights to dividends declared prior to the Offer will be treated as dividends to the extent of the Preferred Shareholder's allocable portion of Mass. Electric's current and accumulated earnings and profits as determined under United States Federal income tax principles and not as proceeds from the sale of such Shares. Such dividend payments will be taxed to the Preferred Shareholder in the same manner as prior dividend payments customarily have been taxed.

TAX CONSIDERATIONS OF SPECIAL CASH PAYMENT

     United States Holders. There is no direct authority concerning the Federal income tax consequences of the receipt of Special Cash Payments. Mass. Electric will, for information reporting purposes, treat Special Cash Payments as ordinary, non-dividend income to recipient United States Holders.

     Non-United States Holders. Mass. Electric will treat Special Cash Payments paid to a Non-United States Holder of Shares as subject to withholding of United States Federal income tax at a 30% rate. However, Special Cash Payments that are effectively connected with the conduct of a trade or business by the Non-United States Holder within the United States are not subject to the withholding tax (provided such Non-United States Holder provides two originals of Internal Revenue Service ("IRS") Form 4224 stating that such Special Cash Payments are so effectively connected), but instead are subject to United States Federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     A Non-United States Holder of Shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

BACKUP WITHHOLDING

     ANY TENDERING PREFERRED SHAREHOLDER OR PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT (BUT DOES NOT TENDER), AND WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF (1) IN THE CASE OF THE TENDERING PREFERRED SHAREHOLDER, THE GROSS AMOUNT PAYABLE TO SUCH PREFERRED SHAREHOLDER IN EXCHANGE FOR THE SHARES (INCLUDING THE SPECIAL CASH PAYMENT EQUIVALENT AMOUNT) OR (2) IN THE CASE OF A NON-TENDERING PREFERRED SHAREHOLDER WHO VOTES IN FAVOR OF THE PROPOSED AMENDMENT, THE SPECIAL CASH PAYMENT. To prevent backup United States Federal income tax withholding with respect to the purchase price of Shares purchased pursuant to the Offer (including the special cash payment equivalent amount) or the special cash payment, as applicable, a United States Holder must provide the Depositary with the Preferred Shareholder's correct taxpayer identification number and certify that the Preferred Shareholder is not subject to backup withholding of Federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Holder to qualify for such exemption, such Preferred Shareholder must provide the Depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a foreign Preferred Shareholder to qualify as an exempt recipient, the foreign holder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Depositary.

     Unless a Preferred Shareholder provides the appropriate certification, under the applicable law and regulations concerning "backup withholding" of United States Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross amount otherwise payable to such Preferred Shareholder or other payee. The amount of any backup withholding from a payment to a Preferred Shareholder will be allowed as a credit against such Preferred Shareholder's United States Federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the IRS. However, backup withholding is not required for amounts subject to withholding discussed above under Tax Considerations for Tendering Preferred Shareholders -- Non-United States Holders and Tax Considerations of Special Cash Payments -- Non-United States Holders.

                           SOURCE AND AMOUNT OF FUNDS

     Assuming that NEES purchases all outstanding Shares of each Series of Preferred pursuant to the Offer, the total amount required by NEES to purchase such Shares will be approximately $55 million, exclusive of the payment of accrued dividends, but including fees and other expenses. NEES intends to fund the Offer through the use of its general funds (which, in the ordinary course, include funds from Mass. Electric) and funds borrowed pursuant to NEES' committed lines of credit, including any bank revolving credit agreements. The interest rates depend upon the timing, amount of borrowings, and market rates at that time. NEES currently has regulatory authority to borrow $100 million and is seeking to increase that amount.

     Mass. Electric sells commercial paper directly to commercial paper dealers who reoffer the commercial paper to investors.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

     Each of NEES and Mass. Electric has been advised by its directors and executive officers that no directors or executive officers of the respective companies own any Shares. Based upon the companies' records and upon information provided to each company by its directors and executive officers, neither company nor, to the knowledge of either, any of their subsidiaries, affiliates, directors, or executive officers, or any associates of the foregoing, has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither company nor, to the knowledge of either, any of their directors or executive officers or any associate of the foregoing is a party to any contract, arrangement, understanding, or relationship relating directly or indirectly to the Offer with any other person or entity with respect to any securities of Mass. Electric.

                       FEES AND EXPENSES PAID TO DEALERS

DEALER MANAGER FEES

     Merrill Lynch will act as Dealer Manager for NEES in connection with the Offer. NEES has agreed to pay the Dealer Manager a fee of $0.50 for each Share of Dividend Series Preferred Stock and $0.125 for each Share of Preferred
Stock -- Cumulative tendered, accepted for payment, and paid for pursuant to the Offer and a fee of $0.50 for each Share of Dividend Series Preferred Stock and $0.125 for each Share of Preferred Stock -- Cumulative that are not tendered pursuant to the Offer but which vote in favor of the Proposed Amendment. The Dealer Manager will also be reimbursed by NEES for its reasonable out-of-pocket expenses, including attorneys' fees, and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Dealer Manager has rendered, is currently rendering, and is expected to continue to render various investment banking and other advisory services to NEES and Mass. Electric. The Dealer Manager has received, and will continue to receive, customary compensation from NEES and Mass. Electric for such services. NEES has retained IBJ Schroder Bank & Trust Company as Depositary and Georgeson & Company, Inc. as Information Agent in connection with the Offer. The Depositary and the Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for reasonable out-of-pocket expenses, including attorney fees. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations in connection with the Offer.

SOLICITED TENDER FEES

     Upon the terms and subject to the conditions of the Offer and pursuant to Instruction 10 of the accompanying Letter of Transmittal and Proxy, NEES will pay to designated brokers and dealers a solicitation fee of (i) $1.50 per Share for any Dividend Series Preferred Stock and (ii) $0.375 per Share for any Preferred Stock -- Cumulative Shares tendered, accepted for payment, and paid for pursuant to the Offer and for each such Share not tendered but voted in favor of the Proposed Amendment (except that for transactions for beneficial owners equal to or exceeding 2,500 Shares, NEES will pay a solicitation fee of
(i) $1.00 per Share for any Dividend Series Preferred Stock and (ii) $0.25 per Share for any Preferred Stock -- Cumulative, of which eighty percent (80%) shall be paid to the Dealer Manager and twenty percent (20%) to the Soliciting Dealer (which may be the Dealer Manager)). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership is less than 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated (as described below), in which case such fee shall be payable in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). The Letter of Transmittal and Proxy must include the name of an entity which obtained the tender or proxy and which is either (a) a broker or dealer in securities, including the Dealer Manager in its capacity as a broker or dealer, which is a member of a national securities exchange or of the NASD, (b) a foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (c) a bank or trust company (each of which is referred to herein as a Soliciting Dealer). No solicitation fee shall be payable to a Soliciting Dealer with respect to the tender of Shares or delivery of a proxy unless the Letter of Transmittal and Proxy accompanying such tender or delivery designates such Soliciting Dealer. No solicitation fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered or delivered for the benefit of one or more beneficial owners identified on the Letter of Transmittal and Proxy or on the Notice of Solicited Tenders. No solicitation fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No solicitation fee shall be paid to a Soliciting Dealer with respect to Shares tendered or delivered for such Soliciting Dealer's own account. A Soliciting Dealer shall not be entitled to a solicitation fee for Shares beneficially owned by such Soliciting Dealer. No broker, dealer, bank, trust company, or other nominee shall be deemed to be the agent of NEES, Mass. Electric, the Depositary, the Information Agent, or the Dealer Manager for purposes of the Offer.

     Soliciting Dealers will include any of the organizations described in clauses (a), (b), and (c) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the Letter of Transmittal and Proxy and tendering Shares or delivering a proxy as directed by beneficial owners thereof. No Soliciting Dealer is authorized to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than processing Shares tendered or forwarding to customers materials regarding the Offer.

STOCK TRANSFER TAXES

     NEES will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by NEES pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the accompanying Letter of Transmittal and Proxy.

                        SUMMARY OF FINANCIAL INFORMATION

     Set forth below is certain historical financial information of Mass. Electric. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited financial statements included in Mass. Electric's Annual Report on Form 10-K for the year ended December 31, 1996 and the unaudited consolidated financial statements included in Mass. Electric's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

CONDENSED INCOME STATEMENT DATA:

                                                                  (UNAUDITED)
                                                                              SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,             JUNE 30,
                                             -------------------------     -----------------------
                                                1996           1995          1997           1996
                                             ----------     ----------     --------       --------
                                                          (THOUSANDS, EXCEPT RATIOS)
Operating Revenues.........................  $1,538,537     $1,505,676     $775,060       $749,298
Operating Income...........................      71,961         61,670       43,938         34,470
Allowance for Borrowed and Equity Funds
  Used During Construction (credit)........        (740)          (657)        (216)          (464)
Net Income.................................      37,926         29,101       23,989         16,190
Preferred Stock Dividend Requirements......       3,114          3,114        1,557          1,557
Earnings Applicable to Common Stock........      34,812         25,987       22,432         14,633
Ratio of Earnings to Fixed Charges.........        2.82           2.45         3.12(a)        2.85(a)

---------------
(a) Ratio for the twelve months ended June 30.

CONDENSED BALANCE SHEET DATA (AT END OF PERIOD):

                                                                 (UNAUDITED)
                                                DECEMBER 31,                     JUNE 30,
                                          -------------------------     ---------------------------
                                             1996           1995           1997             1996
                                          ----------     ----------     ----------       ----------
                                                                 (THOUSANDS)
ASSETS:
Net Utility Plant in Service............  $1,079,311     $1,020,358     $1,089,964       $1,046,636
Construction Work in Progress...........       9,119         21,118         17,608           18,628
Cash and Cash Equivalents...............       2,356          1,840          1,163              997
Other Current Assets....................     233,453        234,694        215,786          222,861
Other Assets............................      66,019         65,090         51,047           61,147
                                          ----------     ----------     ----------       ----------
                                          $1,390,258     $1,343,100     $1,375,568       $1,350,269
                                          ==========     ==========     ==========       ==========

LIABILITIES:
Common Equity...........................  $  427,061     $  411,433     $  432,706       $  415,275
Cumulative Preferred Stock..............      50,000         50,000         50,000           50,000
Long-term Debt (less amounts due within
  one year).............................     343,321        353,267        333,415          338,356
Current Liabilities.....................     329,748        278,012        329,396          308,013
Other Liabilities.......................     240,128        250,388        230,051          238,625
                                          ----------     ----------     ----------       ----------
                                          $1,390,258     $1,343,100     $1,375,568       $1,350,269
                                          ==========     ==========     ==========       ==========

             CERTAIN INFORMATION REGARDING NEES AND MASS. ELECTRIC;
                           INCORPORATION BY REFERENCE

     Mass. Electric, a Massachusetts corporation, is a wholly owned subsidiary of NEES. Mass. Electric is a retail electric utility incorporated and doing business solely in Massachusetts. Electric service is provided to approximately 960,000 customers in 146 cities and towns having a population of approximately 2,160,000.

     NEES and Mass. Electric are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov containing reports, proxy, and other information regarding registrants that file electronically with the SEC, including NEES and Mass. Electric. Reports, proxy materials, and other information about NEES are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In connection with the Offer NEES has filed an Issuer Tender Offer Statement on Schedule 13E-4 with the SEC that includes certain additional information relating to the Offer. NEES's
Schedule 13E-4 will not be available at the SEC's regional offices.

     The following documents, which have heretofore been filed by NEES and Mass. Electric with the SEC pursuant to the Exchange Act, are incorporated by reference herein and shall be deemed a part hereof:

          (1) Annual report on Form 10-K for the year ended December 31, 1996, which contains or incorporates by reference financial statements and financial statement schedules of NEES and Mass. Electric as of December 31, 1996, and for each of the three years in the period ended December 31, 1996, incorporates by reference or includes the related reports of Coopers & Lybrand, independent certified public accountants;

          (2) Quarterly reports on Form 10-Q for NEES for the quarters ended March 31, 1997 and June 30, 1997;

          (3) Quarterly reports on Form 10-Q for Mass. Electric for the quarters ended March 31, 1997 and June 30, 1997;

          (4) Reports on Form 8-K for NEES for the periods ended April 14, 1997, May 20, 1997, and August 6, 1997; and

          (5) Reports on Form 8-K for Mass. Electric for the periods ended May 20, 1997 and August 6, 1997.

     All reports filed by NEES and Mass. Electric with the SEC pursuant to these sections subsequent to the date of this Booklet and prior to the Expiration Date (or any extension thereof) shall be incorporated herein by reference and shall be deemed a part hereof on the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Booklet to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Booklet.

     NEES and Mass. Electric hereby undertake to provide without charge to each person to whom a copy of this Booklet has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Booklet, other than exhibits to such documents. Written or oral requests for such copies should be directed to the Treasurer, Massachusetts Electric Company, 25 Research Drive, Westborough, Massachusetts 01582, telephone (508) 389-2000.

     The information relating to NEES and Mass. Electric contained in this Booklet does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                 MISCELLANEOUS

     The Offer is not being made to, nor will NEES accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. NEES is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If NEES becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, NEES will make a good faith effort to comply with such law. If, after such good faith effort, NEES cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on NEES's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          NEW ENGLAND ELECTRIC SYSTEM
                                          MASSACHUSETTS ELECTRIC COMPANY

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

     The Letter of Transmittal and Proxy and, if applicable, certificates for Shares should be sent or delivered by each tendering or voting Preferred Shareholder of Mass. Electric or such Preferred Shareholder's broker, dealer, bank, or trust company to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                       IBJ SCHRODER BANK & TRUST COMPANY

                  By Mail:                             By Hand or Overnight Delivery:
                 P.O. Box 84                                  One State Street
            Bowling Green Station                         New York, New York 10004
        New York, New York 10274-0084                  Attn: Reorganization Department
       Attn: Reorganization Department                Securities Processing Window SC-1
                By Facsimile:                                    To Confirm:
               (212) 858-2611                                  (212) 858-2103

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of this Booklet, the Letter of Transmittal and Proxy, or other tender offer or proxy materials may be directed to the Information Agent and such copies will be furnished promptly at the companies' expense. Preferred Shareholders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                       [GEORGESON AND COMPANY INC. LOGO]
                               Wall Street Plaza
                            New York, New York 10005
                           (800) 223-2064 (toll-free)
                        Banks and Brokers call collect:
                                 (212) 440-9800

                      The Dealer Manager for the Offer is:
                              MERRILL LYNCH & CO.
                             World Financial Center
                                250 Vesey Street
                            New York, New York 10281
                           (888)-ML4-TNDR (toll-free)
                           (888) 654-8637 (toll-free)

                                   ATTENTION

     Preferred Shareholders who have lost certificates, please call New England Electric System, Shareholder Services Department, at (800) 466-7215 for assistance.